AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 2014

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PERNIX GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	36-4025775
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

151 E. 22nd Street Lombard, Illinois	60148
(Address of Principal Executive Offices)	(Zip Code)

PERNIX GROUP, INC. 2012 INCENTIVE STOCK OPTION PLAN

PERNIX GROUP, INC. 2013 INCENTIVE STOCK OPTION PLAN

PERNIX GROUP, INC. 2013 LONG TERM INCENTIVE PLAN

(Full title of the plans)

Carol Groeber

Controller and Principal Accounting Officer

Pernix Group, Inc.

151 E. 22nd Street

Lombard, Illinois 60148

(630) 620-4787

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price(1)	Amount of registration fee(2)

Common stock, par value $0.01 per share	452,250 shares	(2)	$2.09	(5)	$945,202.50	$121.74

Common stock, par value $0.01 per share	372,000 shares	(3)	$2.07	(5)	$770,040.00	$99.18

Common stock, par value $0.01 per share	1,460,750 shares	(4)	$11.51	(6)	$16,813,232.50	$2,165.54
Total	2,285,000 shares				$18,528,475.00	$2,386.46

(1) Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2) Includes 256,250 shares authorized for issuance under the Pernix Group, Inc. 2012 Incentive Stock Option Plan (2012 ISOP), plus 117,500 shares authorized for issuance under the Pernix Group, Inc. 2013 Incentive Stock Option Plan (2013 ISOP), plus 78,500 shares authorized for issuance under the 2013 Long Term Incentive Plan (LTIP) that if canceled, expired, forfeited, settled in cash, tendered to satisfy the purchase price of an award, withheld to satisfy tax obligations or otherwise terminated without a delivery of shares to the participant, will become available for future issuance under the Pernix Group, Inc. Employee Incentive Plan (EIP).

(3) Shares authorized for issuance under the EIP that if canceled, expired, forfeited, settled in cash, tendered to satisfy the purchase price of an award, withheld to satisfy tax obligations or otherwise terminated without a delivery of shares to the participant, will become available for future issuance under the EIP.

(4) Represents shares of common stock reserved for issuance under the EIP.

(5) Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share is based on the price at which the options may be exercised for shares of the Registrant.

(6) Estimated in accordance with Rule 457(c) under the Securities Act, solely for the purposes of calculating the registration fee, based on the average of the bid and ask price of the Registrant’s Common Stock as reported on the Over the Counter Quotation Board on May 30, 2014.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                   Plan Information.*

Item 2.                   Registrant Information and Employee Program Annual Information.*

*       Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (“Commission”) are hereby incorporated by reference into this Registration Statement and made a part hereof:

(a) The Registrant’s Annual Report on Form 10-K for the calendar year ended December 31, 2013, and the portions of Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on November 12, 2013 incorporated by reference into such Annual Report on Form 10-K.

(b) The Registrant’s Registration Statement No. 333-194860 on Form S-1/A that was declared effective by the Commission on May 12, 2014.

(c) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

(d) The Registrant’s Current Reports on Form 8-K, filed on January 3, January 6, January 13, January 21, March 7 and April 1 and May 19, 2014.

(e) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant document referred to in (a) above.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.                   Description of Securities.

The following summary descriptions of our capital stock, Restated Certificate of Incorporation and Bylaws include the material terms and provisions of the capital stock, Restated Certificate of Incorporation and Bylaws. You should also refer to our Restated Certificate of Incorporation, which is attached as an exhibit to the registration statement of which this prospectus is a part, and our Bylaws, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

We are authorized to issue up to 20,000,000 shares of our common stock, par value $.01 per share. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our Restated Certificate of Incorporation. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine and declare from time to time.

Holders of common stock have no preemptive subscription, redemption or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be issued in this offering, when they are paid for will be, fully paid and non-assessable.

As of May 30, 2014, we had approximately 181 holders of record of our common stock. The most recent market trading price of the shares of common stock as of May 29, 2014 the date the stock was last traded on, was $8.00 per share; however, there were less than 1,000 shares of common stock traded at this price on May 29, 2014 and the trading price of Pernix Group, Inc. common stock during 2014 has ranged from $2.46 to $50.00 per share. In calculating the registration fee for the shares registered herein, we are using the exercise price of the related option for awards that have been issued and the average of the bid and ask price for shares of common stock reserved for issuance but not yet awarded under the EIP.

The opinion of our current legal counsel, Thompson Coburn LLP, is filed as exhibit 5.1 herewith and pertains to the 2,285,000 shares of common stock being registered for sale in connection with the exercise of the related awards. The opinion provides that based on information provided by the Company, offered shares will be validly issued, fully paid and non-assessable when they have been issued, delivered and paid for.

See “Risk Factors” (“Risks Related to Our Common Stock”) on page 7 of the Company’s registration statement No 333-194860 on Form S-1/A that became effective on May 12, 2014 and is incorporated herein by reference above, for a description of the outstanding and authorized but unissued preferred stock and its potentially adverse impact on our common stock.

We have not paid any cash dividends on our common stock in 2008 through 2013 and do not anticipate or contemplate paying dividends on the common stock in the foreseeable future. The Company paid $107,295 of preferred stock dividends during 2012 and $100,822 during the first quarter of 2014. No dividends were paid during 2013. The Company anticipates incurring approximately $0.4 million of preferred stock dividends per year so long as the currently outstanding preferred stock remains outstanding.

The transfer agent and registrar for our common stock is Island Stock Transfer.

Item 5.                   Interests of Named Experts and Counsel.

The validity of the shares of common stock offered hereby has been passed upon for the Registrant by Thompson Coburn LLP, Chicago, Illinois.

Item 6.                   Indemnification of Directors and Officers.

Indemnification under the Delaware General Corporation Law

Subsection (a) of Section 145 of the Delaware General Corporate Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 of the Delaware General Corporate Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the Delaware General Corporate Law further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 of the Delaware General Corporate Law shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145 of the Delaware General Corporate Law.

Section 102(b)(7) of the Delaware General Corporate Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporate Law or (4) for any transaction from which the director derived an improper personal benefit. Our Restated Certificate of Incorporation contains such a provision.

These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification under the Restated Certificate of Incorporation of the Issuer

Article nine of our Restated Certificate of Incorporation provides that the personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of sub-section (b) of Section 102 of the Delaware General Corporate Law, as the same may be amended and supplemented.

Article ten of our Restated Certificate of Incorporation provides that the corporation shall, to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporate Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Article eleven of our Restated Certificate of Incorporation provides that from time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inscribed in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this Restated Certificate of Incorporation are granted subject to the provisions of this Article eleven.

Indemnification under the Amended and Restated Bylaws of the Issuer —

Our amended and restated bylaws do not contain any provisions with respect to indemnification.

Indemnification under Indemnification Agreements with Directors and Officers

We have not entered into indemnification agreements with our officers and directors. We have obtained directors’ and officers’ liability insurance, which insures against liabilities that its directors or officers may incur in such capacities.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9:                  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lombard, Sate of Illinois, on the 2nd day of June, 2014.

PERNIX GROUP, INC.
(Registrant)

By:	/s/ Nidal Zayed
Nidal Zayed
President and Chief Executive Officer

By:	/s/ Gregg D. Pollack
Gregg D. Pollack
Vice President — Administration and Chief
Financial Officer (Principal Financial Officer)

By:	/s/ Carol J. Groeber
Carol J. Groeber
Corporate Controller and Principal Accounting Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Nidal Z. Zayed, his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and re-substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby granting unto said attorneys-in-fact and agents, and either of them singly, full power and authority to do and perform each and every act and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them singly, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Power of Attorney have been signed by the following persons in the capacities and on June 2, 2014.

/s/ Don Gunther	Chairman of the Board of Directors
Don Gunther

/s/ Nidal Z. Zayed	Director, President and Chief Executive Officer
Nidal Z. Zayed

/s/ Max Engler	Director
Max Engler

/s/ C. Robert Campbell	Director
C. Robert Campbell

/s/ Trudy Clark	Director
Trudy Clark

/s/ Carl Smith	Director
Carl Smith

/s/ Ibrahim Ibrahim	Director
Ibrahim Ibrahim

/s/ Gregg D. Pollack	Principal Financial Officer
Gregg D. Pollack

/s/ Carol J. Groeber	Controller and Principal Accounting Officer
Carol J. Groeber

INDEX TO EXHIBITS

Exhibit	Description

4.01	Certificate of Incorporation of Pernix Group (Incorporated by reference from Exhibit 3.01 to the Form S-4 filed on 7/2/2001)

4.02	By-laws of Pernix Group (Incorporated by reference from Exhibit 3.02 to the Form S-4 filed on 7/2/2001)

4.03	Amendment to Certificate of Incorporation (Incorporated by reference from Exhibit 3.03 to the Form 10-KSB filed on 4/2/2007)

4.04	Certificate of Amendment to the Restated Certificate of Incorporation of Pernix Group, Inc. (Incorporated by reference from Appendix A of Schedule 14C filed on October 1, 2012)

4.05	Certificate of Amendment to the Restated Certificate of Incorporation of Pernix Group, Inc. (Incorporated by reference from Exhibit 3.05 to the Form 10-K filed on 3/26/2014)

5.1	Opinion of Thompson Coburn, LLP*

10.22	Pernix Group , Inc. 2012 Incentive Stock Option Plan (Incorporated by reference from Appendix A to the PRE14A Proxy filing with the SEC on October 27, 2011)

10.25	Pernix Group , Inc. 2013 Long Term Incentive Plan (Incorporated by reference form Exhibit 10.4 to the Form 8-K filed on February 14, 2013)

10.27	Pernix Group , Inc. 2014 Equity Incentive Plan (Incorporated by reference from Appendix A to the PRE14A Proxy filing with the SEC on October 3, 2013)

23.1	Consent of Thompson Coburn LLP (incorporated in Exhibit 5.1)

23.2	Consent of BDO USA LLP, Independent Registered Public Accounting Firm*

23.3	Consent of CohnReznick LLP, Independent Registered Public Accounting Firm*

24.1	Power of Attorney (see Signature Page)

*Filed herewith